Exhibit (e)(37)

December 11, 2004

Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065

Attention: Daniel Cooperman

Ladies and Gentlemen:

     In connection with your consideration of a possible acquisition of PeopleSoft, Inc. or any similar or related transaction (the “Company”), it is expected that we will furnish you with, or otherwise make available to you, certain information about the business and operations of the Company, which may include, without limitation, any of the following: trade secrets, patented, copyrighted or proprietary information, analyses, compilations, data, studies, financial data and information, computer programs, software, software documentation, formulas, data, inventions, algorithms, techniques, processes, business plans, marketing plans, strategies, forecasts, third party confidential information, employee lists, and customer lists. Such information, regardless of the form in which it is maintained and whether prepared by us or otherwise, together with analyses, compilations, studies or other documents prepared by you or your affiliates, officers, directors, employees, agents or representatives (collectively, “Representatives”) which contain or otherwise reflect such information, is hereinafter referred to as “Confidential Information”, except that “Confidential Information” does not include any information (i) that was publicly available prior to the date of this agreement or thereafter becomes publicly available without any violation of this agreement on the part of you or any of your Representatives, (ii) that was available to you on a non-confidential basis prior to its disclosure to you or your Representatives by the Company or its Representatives or becomes available to you from a person other than the Company and its Representatives who is not, to the best of your knowledge, subject to any legally binding obligation to keep such information confidential, (iii) that is independently developed by you without the use of the Confidential Information, or (iv) that is disclosed under operation of law, but only to the extent legally required to be disclosed. As used in this agreement, “person” means an individual or entity. As used in this agreement, “you” or “your” means Oracle

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Corporation, Pepper Acquisition Corporation and each of their Representatives, unless otherwise expressly provided or the context clearly implies to the contrary.

     In consideration of your being provided with the Confidential Information and being offered the opportunity to evaluate the business of the Company, you agree to comply with the terms of this agreement.

     The Confidential Information will be kept confidential by you and your Representatives and shall not be disclosed, in whole or in part, to any person other than those of your Representatives who need to know such Confidential Information for the purpose of evaluating the proposed acquisition, except as otherwise required by law or the applicable rules of any national securities exchange; provided that (i) you require your Representatives to be bound by the terms of this agreement to the fullest extent as if they were parties hereto and (ii) you shall be responsible for any breach of this agreement by any of your Representatives. You shall promptly notify the Company of any unauthorized disclosure or use of Confidential Information by any person, and cooperate with the Company to mitigate the consequences thereof.

     Without the prior written consent of the Company, neither you nor your Representatives will disclose to any person the fact that the Confidential Information has been made available to you, that discussions or negotiations, if any, are taking place concerning a possible transaction with the Company, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except as otherwise required by law or the applicable rules of any national securities exchange.

     You will not use or allow the use of the Confidential Information for any purpose except to evaluate the proposed acquisition. You do not acquire any license rights, title or interest in the Confidential Information except the limited right to use the Confidential Information to evaluate, negotiate and document an acquisition of the Company.

     You hereby acknowledge that the parties are engaged, directly or indirectly, in certain litigation proceedings in which the parties’ interests are adverse and, therefore, explicitly agree that Confidential Information provided to you and your Representatives under this letter agreement in anticipation of, or for evaluation or negotiation of, any transaction shall not be deemed a waiver of attorney-client, business strategy, work product or any other applicable privilege for any purpose (including such litigation proceedings or any other related suit, hearing, litigation, arbitration or mediation) and you hereby waive any right to claim that these privileges have been waived by the Company by providing you and your Representatives the Confidential Information under this letter agreement. The Company agrees that this paragraph and any waiver of any right under this paragraph applies solely to the provision of Confidential Information

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under this letter agreement and is without prejudice to Oracle’s contentions in those certain litigation proceedings that the Company has waived any privilege with respect to certain subjects. NOTHING HEREIN IS INTENDED TO ABROGATE OR SUPERCEDE IN ANY WAY THE PROTECTIVE ORDERS ISSUED IN ORACLE CORP. V. PEOPLESOFT, INC., NO. 20377 NC (DEL. CH.) OR PEOPLESOFT, INC. V. ORACLE CORP., NO. RG03101434 (CA) (THE “STATE LITIGATION”). NEITHER THE CONFIDENTIAL INFORMATION PROVIDED UNDER THIS AGREEMENT NOR ANY INFORMATION DERIVED FROM CONFIDENTIAL INFORMATION PROVIDED UNDER THIS AGREEMENT MAY BE USED IN ANY WAY IN THE STATE LITIGATION UNLESS, WITHOUT BENEFIT OF THIS AGREEMENT, THE CONFIDENTIAL INFORMATION PROVIDED UNDER THIS AGREEMENT WAS OTHERWISE PROPERLY PRODUCED AND/OR AVAILABLE FOR USE IN THE NORMAL COURSE OF THE STATE LITIGATION. ORACLE AGREES THAT THE COMPANY’S PRODUCTION OF THE CONFIDENTIAL INFORMATION UNDER THIS AGREEMENT SHALL HAVE NO AFFECT ON THE NATURE OR SCOPE OF ANY PRIVILEGE WAIVER THAT THE COMPANY MAY MAKE IN THE STATE LITIGATION.

     The Confidential Information, except for that portion which consists of analyses, compilations, studies or other documents prepared by you or your Representatives, will be returned to the Company immediately upon the Company’s request. That portion of the Confidential Information which consists of analyses, compilations, studies or other documents prepared by you or your Representatives will, to the extent legally permitted, be destroyed immediately upon the Company’s request. Notwithstanding any failure by you or your Representatives to destroy any vestiges of the Confidential Information, all vestiges of the Confidential Information shall continue to be deemed Confidential Information under and subject to the terms of this letter agreement. Upon the request of the Company, you will provide the Company with prompt written confirmation of your compliance with the first two sentences of this paragraph. You will inform the Company promptly of any determination by you not to proceed with the proposed acquisition.

     Nothing in this letter agreement shall be construed to limit or preclude you from developing, using, marketing, licensing, and/or selling any independently developed software or other technology that is similar or related to the Confidential Information. You shall not reverse engineer, decompile, copy or export any Confidential Information.

     If you or any of your Representatives is required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) and your counsel has advised you that your or your Representative must make such disclosure, you may disclose the

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Confidential Information required to be disclosed, provided that you provide prompt notice thereof to the Company, together with the statutory or regulatory provision, or court order, on which such disclosure is based, to enable the Company (a) to seek an appropriate protective order or other remedy; (b) to consult with you with respect to you taking steps to resist or narrow the scope of such request or legal process or (c) to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, or the Company waives your compliance with the provisions of this agreement, you will furnish only that portion of the Confidential Information which is legally required, in the opinion of your counsel, and will exercise your best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. You will assist the Company as may reasonably request, to protect such information.

     No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     You agree that the Company would be irreparably injured by a breach of this agreement by you or your Representatives and that, in such event, the Company shall be entitled, in addition to any and all other remedies, to injunctive relief and specific performance.

     The Company and its Representatives make no representations or warranties, express or implied, with respect to the Confidential Information, except for any particular representations and warranties which may be made to a purchaser in a definitive purchase agreement when, as, and if finally executed, and subject to such limitations and restrictions as may be specified in such agreement. You agree that neither the Company nor any of its Representatives shall have any liability to you or your Representatives resulting from the selection or use of the Confidential Information by you or your Representatives or any errors therein or omission therefrom. You understand and agree that, unless and until a definitive purchase agreement between the Company and you with respect to the proposed acquisition has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to any transaction (except for the express obligations set forth in this agreement). You agree that this agreement creates no obligation of any kind whatsoever on either party with respect to negotiating or entering into a definitive agreement related to any transaction unless and until a definitive agreement between the parties has been executed and delivered. Neither party will be obligated to pursue any transaction by virtue of this or any written or oral expression with respect to any transaction, nor will either party be under any legal obligation to do so by virtue of any written or oral expression of its Representatives with respect to any transaction.

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     You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in Alameda, San Francisco or San Mateo County, California, over any suit, action or proceeding arising out of or relating to this letter agreement. You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to you shall be effective service of process for any such suit, action or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon such judgment.

     Unless otherwise expressly provided or limited, the nondisclosure obligations under this Agreement shall continue in perpetuity from the date of disclosure. This agreement shall be governed by, and construed in accordance with, the laws of the State of California.

Very truly yours,

PeopleSoft, Inc.

		By:	/s/ Carol Vanairsdale

Name: Carol Vanairsdale
Title: Vice President

Accepted and agreed:

Oracle Corporation

By:	/s/ Daniel Cooperman

Name: Daniel Cooperman
Title: SVP, General Counsel and Secretary